Exhibit 99.(h)(2)(e)

AMENDMENT NO. 4

TO

THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of December 11, 2024, amends the Third Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2020, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Investment Securities Funds (Invesco Investment Securities Funds), a Delaware statutory trust, as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to remove Invesco Intermediate Bond Factor Fund from Appendix A to the Agreement, effective February 26, 2025.

NOW, THEREFORE, the parties agree that:

1.            Appendix A of the Agreement is deleted in its entirety and replaced with the following:

“ APPENDIX A

TO

THIRD AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

	Effective Date of	Advisory/Administrative
Portfolios	Agreement	Services Fee Limit
Invesco Corporate Bond Fund	February 12, 2010	N/A

Invesco Global Real Estate Fund	July 1, 2006	N/A

Invesco Government Money Market Fund***	July 1, 2006	0.50% of the first $250M
0.475% of the next $250M
0.45% of the next $250M
0.425% of the next $250M
0.40% of the excess over $1B
of average daily net assets

Invesco High Yield Fund	July 1, 2006	N/A

Invesco Income Fund	July 1, 2006	N/A

Invesco Real Estate Fund***	July 1, 2006	0.90% of the first $500M
0.87% of the next $500M
0.79% of the next $4B
0.75% of the excess over $5B
of average daily net assets

Invesco Short Duration Inflation Protected Fund	July 1, 2006	N/A

Invesco Short Term Bond Fund***	July 1, 2006	0.38% of the first $500M
0.35% of the next $500M
0.32% of the next $4B
0.30% of the excess over $5B
of average daily net assets

Invesco SMA High Yield Bond Fund	March 1, 2023	N/A

Invesco U.S. Government Money Portfolio	May 24, 2019	N/A

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**

0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*          The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.

**       Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.

***     The administrative services fee paid under this Agreement may not be increased so that the combined advisory fee paid under the Advisory Agreement plus the administrative services fee paid under this Agreement exceeds the “Advisory/Administrative Services Fee Limit” in the table above unless such increase is approved by a majority of the Fund’s outstanding voting securities or the Fund concurrently enters into a contractual arrangement with the Administrator to waive the increased amount, provided that such contractual arrangement can only be eliminated by approval of a majority of the Fund’s outstanding voting securities.

In addition to the rate described above, Invesco Government Money Market Fund and Invesco U.S. Government Money Portfolio shall also pay the Administrator 0.03% for the provision of the Money Market Fund Administrative Services.”

2.            All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated as of the day and year first above written.

INVESCO ADVISERS, INC.

/s/ Glenn Brightman
Glenn Brightman
Senior Vice President

AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

/s/ Melanie Ringold
Melanie Ringold

Chief Legal Officer, Senior Vice President & Secretary